Exhibit 99.1

Consent of Person to Become Director

Pursuant to Rule 438 of the Securities Act of 1933, as amended, the undersigned hereby consents to the use of his name and to being named in the Proxy Statement/Prospectus constituting part of this Registration Statement on Form F-4 of Bendon Group Holdings Limited, as the same may be amended from time to time, as a person to become a director of Bendon Group Holdings Limited.

/s/ Carole Hochman

Carole Hochman

April 9, 2018